CDM Emission Reductions

Purchase Agreement

by and between

Puresphere Ltd.

and

Vattenfall Energy Trading Netherlands N.V.

dated

16 January 2012

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS; INTERPRETATION; HEADINGS; SCHEDULES

Section 1.01	Definitions	5
Section 1.02	Interpretation; Headings; Schedules	11

ARTICLE II

CONDITIONS PRECEDENT

Section 2.01	Conditions Precedent	12
Section 2.02	Waiver	13
Section 2.03	Date for fulfilling conditions	13
Section 2.04	Progress report	13

ARTICLE III

PURCHASE AND SALE AND INCLUSION OF ADDITIONAL CPAs

Section 3.01	Purchase and Sale of Certified Emission Reductions	13
Section 3.02	Eligibility and Equivalent Rate	13
Section 3.03	Purchase and Sale of Non-Eligible ERs	13
Section 3.04	Delivery Amount	14
Section 3.05	Delivery to a Third Party	14
Section 3.06	Inclusion of additional CPAs	14
		14
ARTICLE IV

PRICE AND PAYMENT

Section 4.01	Unit Price	15
Section 4.02	Payment	15
Section 4.03	Form of Payment	15
Section 4.04	Costs and Payment for Project costs	15
Section 4.05	Taxes	16

ARTICLE V

VALIDATION AND REGISTRATION; BASELINE

Section 5.01	Validation by the Designated Operational Entity	16
Section 5.02	Validation and Registration	16
Section 5.03	Baseline	17

ARTICLE VI

MONITORING PLAN

Section 6.01	Monitoring Plan	17
Section 6.02	Monitoring Report	17
Section 6.03	Amendments to Monitoring Plan	18

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ARTICLE VII

INITIAL VERIFICATION, VERIFICATION AND CERTIFICATION

Section 7.01	General Requirements	18
Section 7.02	Designated Operational Entity	18
Section 7.03	Initial Verification	18
Section 7.04	Verification and Certification	18

ARTICLE VIII

PROJECT OPERATION AND MANAGEMENT

Section 8.01	Project Operation and Management	18

ARTICLE IX

CERTIFIED EMISSION REDUCTIONS

Section 9.01	Authorisation	19
Section 9.02	General Communication	19
Section 9.03	Establishment of Account	19
Section 9.04	Delivery of CERs	19
Section 9.05	Transfer of Legal Title	19

ARTICLE X

REPRESENTATIONS AND WARRANTIES

Section 10.01	Seller Representations
Section 10.02	Buyer Representations	20
		21
ARTICLE XI

FAILURE TO GENERATE OR TRANSFER THE DELIVERY AMOUNT

Section 11.01	Production Failure or Transfer Failure	21

ARTICLE XII

RIGHTS IN THE EVENT OF GROSS NEGLIGENCE, FRAUD OR WILFUL MISCONDUCT

Section 12.01	Rights in the Event of Gross Negligence, Fraud or Wilful Misconduct	22

ARTICLE XIII

EVENTS OF DEFAULT

Section 13.01	Events of Default	22

ARTICLE XIV

TERMINATION

Section 14.01	Suspension on Default	23
Section 14.02	Termination on Default	23
Section 14.03	Non-Default Termination	23
Section 14.04	Cost on default and on Non-Default Termination	24
Section 14.05	Automatic Termination	24

3

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EMISSION REDUCTIONS PURCHASE AGREEMENT

Puresphere Ltd. a company incorporated under the laws of Israel, with its registered address at c/o BPure, Ltd., 114 Yigal Alon St., Tel Aviv, Israel 67892 (the “Seller")

and

Vattenfall Energy Trading Netherlands N.V., a company with limited liability incorporated under the laws of the Netherlands, with its registered address at Spaklerweg 20, 1096 BA Amsterdam, the Netherlands, (the "Buyer")

WHEREAS:

A.	The Host Country has ratified the United Nations Framework Convention on Climate Change (the "UNFCCC") and has approved the Protocol that was adopted at the Third Conference of the Parties to the UNFCCC in Kyoto, Japan on December 11, 1997 (the "Kyoto Protocol").

B.	The Seller intends to carry out the Project, as described in Schedule 1 and the Programme of Activities Design Document, which is expected to result in reduction in greenhouse gas emissions that are additional to any that would occur in the absence of the Project.

C.	The Seller wishes to sell, and the Buyer wishes to purchase, upon the terms and conditions of this Emission Reductions Purchase Agreement (this "Agreement"), Certified Emission Reductions generated by the Project.

The Parties hereby agree as follows:

ARTICLE I

Definitions; Interpretation; Headings; Schedules

Section 1.01 Definitions

Unless the context otherwise requires, the following capitalised terms shall have the following meanings wherever used in this Agreement and its preamble:

“Adaptation Share of Proceeds” means the deduction of 2% of the certified emission reductions (CERs) generated by the project each year used to fund measures in developing country Parties to the Protocol that will assist them in adapting to the adverse effects of climate change as set by the COP in 17/CP.7 or any other deduction that in the future will replace the Adaptation Share of Proceeds.

“Administration Share of Proceeds” means a charge of:

(i) USD 0.10 per CER for the first 15,000 tonnes of CO2 equivalent for which issuance is requested in a given year;

(ii) USD 0.20 per CER for any amount in excess of 15,000 tonnes of CO2 equivalent for which issuance is requested in a given year (7/CMP.1, paragraph 37) or any other charge that in the future will replace the Administration Share of Proceeds.

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“Advance Payment” means a payment, which the Buyer will make to cover certain costs and expenses, in accordance with Section 4.04 (b) in conjunction with Schedule 2.

"Bankruptcy Proceedings" means, in relation to any person:

(a)	the making of an assignment or arrangement for the benefit of creditors;

(b)	the filing of a petition or commencement of proceedings under any bankruptcy or similar law, or having such a petition filed against such person, which petition is not dismissed for a period of 30 days;

(c)	the levy of an attachment for execution against the whole or any material part of its assets;

(d)	such person becoming (or is, or could be, deemed by law or a court to be) insolvent or unable to pay its debts; or

(e)	such person stops, suspends or threatens to stop or suspend payment of all or a material part of its indebtedness or begins negotiations or takes any other step with a view to the deferral, rescheduling or other readjustment of all or a material part of its indebtedness.

"Baseline" means the scenario that reasonably represents the anthropogenic emissions by sources of GHGs that would occur in the absence of the Project as described in the International Rules.

"Baseline Study" means a written report of the Baseline prepared as part of the Programme of Activities Design Document.

"Buyer's Account" means an account established or nominated by the Buyer in the CDM Registry or a National Registry, as notified in writing by the Buyer to the Seller from time to time, to which CERs are to be Delivered and includes any other registry or account under any International Rules or other international or national regimes as the Buyer may direct as notified in writing by the Buyer to the Seller from time to time as specified in Schedule 3.

“Buyer’s Replacement Costs” means the liquidated damages payable by Seller pursuant to Section 3.05 or Section 12.01 and shall be calculated in accordance with Section 3.05 (c).

“Business Day” means a day on which the banks in the capital city of the Host Country, in Israel and The Netherlands are open for general business.

"Carbon Dioxide Equivalent" or "CO2e" means the base reference for the determination of global warming potential of Greenhouse Gases in units of carbon dioxide.

“CDM Executive Board” means the executive board of the Clean Development Mechanism that is constituted under Article 12, paragraph 4 of the Kyoto Protocol.

“CDM Programme Activity” or “CPA” means individual project units that can be added to a registered PoA under the CDM.

"Certification" and "Certified" each means the written assurance by the Designated Operational Entity that, during a specified time period, the Project has achieved the GHG Reductions as reported in the Verification Report.

"Certification Report" means a report submitted by the Designated Operational Entity to the CDM Executive Board containing the Designated Operational Entity's Certification.

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"Certified Emission Reduction" or "CER" is a unit, allowance or other right eligible for compliance purposes under the EU-ETS issued pursuant to the CDM and / or the International Rules which is equal to one tonne CO2e, together with all rights, title and interest in, and other associated benefits arising or occurring in relation to such CER which term, for the avoidance of doubt shall include Contract CERs.

"Clean Development Mechanism" or "CDM" means the mechanism referred to in Article 12 of the Kyoto Protocol.

"Commissioning" or "Commissioned" means the satisfactory completion of the Project by the Seller in accordance with such procedures and tests as from time to time constitute usual and prudent industry standards and practices to demonstrate to the reasonable satisfaction of the Buyer that the Project is capable of commercial operation and of generating GHG Reductions for the purpose of, inter alia, this Agreement.

"Consents" means any consent, authorisation, registration, filing, license, permit, approval, agreement, authority or exemption from, by or with a competent authority, required for the construction, maintenance and operation of the Project.

"Contract CERs" has the meaning given to it in Schedule 3.

“Coordinating” or “Managing Entity” or “CME” means the key private or public entity responsible for the operational and management arrangements of a PoA in the CDM, for the drafting of PoA documents and for the monitoring of emission reductions.

"COP/MOP" means the Conference of the Parties to the UNFCCC serving as the Meeting of the Parties to the Kyoto Protocol.

"Crediting Period" means the period in which GHG Reductions from the Baseline are Verified and Certified by a Designated Operational Entity for the purpose of Issuance of CERs and which shall commence after the first Emission Reductions are generated by the Project.

“Delivery or Delivered” means the completed delivery of the applicable number of CERs to be forwarded by the Seller to the Buyer’s Account under this Agreement and in accordance with the International Rules.

"Delivery Amount" means all of the CERs generated by the Project in each Year. An estimation of the volume to be Delivered per Year is stipulated in Schedule 3.

"Delivery Date" means each Delivery Date as specified in Schedule 3 of the Agreement.

“Delivery Period” means the period as indicated in Schedule 3.

“Designated National Authority” or “DNA” In accordance with the provisions of paragraphs 37 (a) and 40 (a) of the CDM modalities and procedures, the registration of a Project can only take place once approval letters (“LoA’s”) are obtained from DNAs that are authorised by the UNFCCC.

"Designated Operational Entity" or "DOE" means an entity designated by the COP/MOP, based on the recommendation by the Executive Board as qualified to Validate proposed CDM project activities or to Verify and Certify GHG Reductions.

“Directive” The Directive 2003/87/EC of the European Parliament and the Council of October 13,2003 establishing a scheme for greenhouse gas emissions allowance trading and amending Council Directive 96/61/EC, as amended from time to time.

"Emission Reductions" or "ERs" means any right, interest, credit, entitlement, benefit or allowance to emit (present or future) arising from or in connection with any GHG Reduction by the Project and includes any right that may be created under any regulatory or legal regime as a result of the GHG Reductions whatsoever.

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“Environmental Impact Assessment” means an assessment of the possible positive or negative impact that a proposed CPA may have on the environment, together consisting of the natural, social and economic aspects.

"EU Allowance” or “EUA" means an "allowance" as defined by the European Parliament and of the Council in Directive 2003/87/EC of 13 October 2003 establishing a scheme for greenhouse gas emission allowance trading (the "EU Emissions Trading Scheme" or "EU ETS"), as amended from time to time.

"Euro" or "€" means the lawful currency of the participating member states of the European Union that have adopted the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on the European Union.

"Event of Default" has the meaning ascribed thereto in Section 13.01.

"Executive Board" or “EB” means the executive board of the Clean Development Mechanism that is established pursuant to the International Rules.

"Expiry Date" means the date, which is two months after the date on which payment is made by the Buyer for the last Delivery Amount to be delivered pursuant to this Agreement as stipulated in Schedule 3.

“Focal Point” means the entity nominated to the Executive Board by the Project Participant(s) responsible for the communication with the Executive Board with respect to the Project under the Modalities of Communication submitted to the Executive Board, pursuant to Section 9.01 of this Agreement.

“Force Majeure” means, in respect of all Parties, any occurrence of Physical Force Majeure or one or more of the following event(s) or circumstance(s) (only) which are beyond the reasonable control of the affected Party acting (and having acted) in accordance with prudent operating practice and which results in or causes the failure of the affected Party to perform any of its obligations under this Agreement:

act of the public enemy, war declared or undeclared, threat of war, terrorist act, blockade, revolution, riot, insurrection, civil commotion or public demonstration, provided that a lack of funds shall not be treated as an event of Force Majeure.

"Global Warming Potentials" means the global warming potentials used to calculate the carbon dioxide equivalence of Greenhouse Gases as accepted or subsequently revised in accordance with Article 5 of the Kyoto Protocol.

"Greenhouse Gases" or "GHGs" means the six gases listed in Annex A to the Kyoto Protocol.

"GHG Reduction" means the removal, limitation, reduction, avoidance, sequestration or mitigation of GHGs emissions.

“Gross Negligence” means any act or omission, whether deliberate or not, which in the circumstances (including both the probability and seriousness of the consequences likely to result) would be regarded by those familiar with both the Project activity and surrounding circumstances (including without limitation the Sellers obligations under this Agreement) as amounting to the reckless disregarding of the consequences, being more fundamental than a failure to exercise proper skill and care.

"Host Country" means the country as stated in Schedule 1.

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"Initial Verification Report" means a report commissioned by the DOE at the earliest reasonable date after the physical commissioning of the Project to ensure all Monitoring Plan-mandated data collection and management systems are in place to allow subsequent successful Verification and Certification of the GHG Reductions.

“International Transaction Log” means the electronic system established and maintained by the Convention Secretariat under the International Rules to monitor, inter alia, the validity of the transaction of CERs between Kyoto Protocol parties.

"International Rules" means the UNFCCC, the Kyoto Protocol, the Marrakesh Accords and any relevant decisions, guidelines, modalities and procedures made pursuant to them (including any decisions of the Executive Board), and any such successor international agreements, treaties or accords or any other international scheme or recognised standard under which CERs are or will be created, to the extent such international arrangements create CERs eligible for compliance purposes under the EU-ETS.

"Issuance of CERs" means the issuance of CERs by the CDM registry administrator of the specified quantity of CERs into the pending account of the Executive Board in the CDM registry, upon being instructed to do so by the Executive Board.

"Kyoto Protocol" means the protocol to the UNFCCC adopted at the Third Conference of the Parties to the UNFCCC in Kyoto, Japan on December 11, 1997 as may be amended.

"Letter of Approval" or “LoA” means the letter through which the Host Country inter alia approves the Project for the purposes of Article 12 of the Kyoto Protocol.

“Market Spot Price” means either:

(a) the average of the published closing prices for CER spot delivery contracts traded on the Relevant Exchange calculated over a five (5) Trading Day period beginning on the Trading Day following the relevant Delivery Date; or

(b) where there is no Relevant Exchange contract for Delivery of CERs for that period, the average of three (3) quotations for the market price for CERs to be Delivered on the relevant Delivery Date as obtained from three (3) independent third party brokers selected by the Buyer and agreed to by the Seller.

"Marrakech Accords" means Decision 2/CP.7 through Decision 24/CP.7 inclusive of the COP in its seventh session, held at Marrakech, Morocco from October 29 to November 10, 2001.

“Modalities of Communication” or “MoC” means the document submitted to the Executive Board nominating the Focal Point and the manner in which communications with the Executive Board will be governed.

"Monitoring" means activities of collecting and recording data in accordance with any relevant standards or conditions provided for under the International Rules that allow the assessment of the GHG Reductions resulting from the Project pursuant to the terms of the Monitoring Plan.

"Monitoring Plan" means the Monitoring Plan which is part of the Programme of Activities Design Document and developed according to the requirements and regulations of the International Rules.

"Monitoring Report" means a report provided by the Seller setting out the amount of GHG Reductions generated by the Project during the previous Year conducted in accordance with the Monitoring Plan and suitable for the responsible DOE to issue a Certification Report.

“Non-Eligible ERs” means ERs generated by the Project which are not eligible under the EU-ETS for the Buyers compliance purpose.

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"Payment" means the amount set out in Section 4.02.

“Physical Force Majeure” means (except to the extent that any of the same arise from an electrical or mechanical breakdown at the Project) the occurrence of excessive lightning, fire, storm, flood, earthquake, accumulation of snow or ice or explosion or acts of Third Parties which are beyond the reasonable control of the affected Party acting (and having acted) in accordance with prudent operating practice and which results in or causes the failure of the affected Party to perform any of its obligations under this Agreement.

“Production Failure” means the failure to generate the Delivery Amount of GHG Reductions in a given Year.

“Programme of Activities” or “PoA” means an umbrella structure including a number of

CPAs (which can increase during the lifetime of a PoA) which can be registered as a single project under the CDM as further described in EB 47, Annex 29, paragraph 3.

"Project" means the project as described in Schedule 1 of this Agreement named Landfill Gas Programme of Activities in Ghana, which initially includes the CPA Oti Sanitary Landfill. Additional CPA’s can be included in the Project if accepted by the Buyer according to the procedure set out in Section 3.06.

"Project Commissioning Date" means the date as indicated in Schedule 1.

"Programme of Activities Design Document" or "PoADD" means a description of the Project submitted for Validation in accordance with the International Rules.

“Project Participant” means an entity authorised by a Designated National Authority to participate in a CDM project activity and listed by the CDM Executive Board as such in relation to that project activity.

"Registration" or "Registered" means the formal acceptance by the Executive Board of a Project as a CDM project activity.

“Relevant Exchange” means either:

(a) BlueNext SA or the European Climate Exchange (ECX), whichever exchange has the greater trading volume for CER spot delivery contracts (in terms of the value of CER spot delivery contracts traded) in the 30 Trading Days prior to the relevant Delivery Date; or

(b) such other exchange as may be agreed by the Parties in writing.

“Sellers Cash Account” means the account as stipulated in Schedule 3.

"Taxes" means all national, state, regional, provincial, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, fuel, gas import, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by any governmental entity, whether in effect at the time of this Agreement or thereafter imposed, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

"tCO2e" means metric tonnes of Carbon Dioxide Equivalent.

"Third Party" means a party other than the Buyer and the Seller.

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“Trading Day” means any day other than a Saturday, Sunday or public holiday on which the Relevant Exchange is open for general business.

"Transfer Failure" means the failure, for any reason, of the Seller to have Delivered to the Buyer a number of CERs equivalent to the Delivery Amount for a particular Year that were Issued by the UNFCCC as per the Monitoring Report for that particular Year.

“Transfer System Failure” means a failure of the central systems or processes established under the International Rules, including the CDM registry, the CITL and/or the International Transaction Log, beyond the control of the Parties that prevents transfer of the CERs into the Buyer's Registry Account under, and in accordance with, the International Rules, which the Parties can not overcome after using all reasonable efforts, but does not include the situation where the CDM Executive Board can Issue CERs into the Buyer's temporary Registry Account in the CDM Registry.

“Unauthorised Transfer” means any transfer by the Seller of CERs generated through the Project to a Third Party other than Buyer or Buyer’s designated party.

“Unauthorised Transfer Amount” means the amount of CERs generated by the Project subject to an Unauthorised Transfer;

"United Nations Framework Convention on Climate Change" or "UNFCCC" means the United Nations Framework Convention on Climate Change adopted in New York on May 9, 1992.

"Unit Price” means the price in Euro for each Contract CER measured in tCO2e as defined in Schedule 3.

"Validation" and "Validated" each means the process of independent evaluation of the Project by a DOE against the requirements of the CDM in accordance with the International Rules.

"Validation Report" means a written report prepared by the DOE of the Validation.

"Verification" and "Verified" each means the periodic independent review and ex post determination by a DOE of GHG Reductions monitored in accordance with the Monitoring Plan that have occurred during the relevant period as a result of the Project being carried out in accordance with the International Rules.

"Verification Report" means a written report prepared by the DOE of the Verification, which independently assesses the Monitoring Report and the amount of GHG Reductions generated by the Project for the preceding monitoring period.

"Year" means a calendar year commencing January first (1st) and ending December thirty-first (31st).

Section 1.02 Interpretation; Headings; Schedules

(a)	In this Agreement unless the context requires another meaning, a reference:

(i)	to any document (including this Agreement) is to that document as varied, amended, novated, ratified or replaced from time to time;

(ii)	to any Party includes that Party's executors, administrators, successors and permitted assigns, including any person taking by way of novation and, in the case of a trustee, includes any substituted or additional trustee;

(iii)	to the singular includes the plural and vice versa, and to a gender includes all genders;

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(iv)	to a Party means a Party to this Agreement, and to an Article, Section or Schedule is to an Article, Section or Schedule of this Agreement (unless specified otherwise); and

(v)	to any International Rules, statute or to any treaty or statutory provision includes any statutory modification or re-enactment of it or any treaty or statutory provision substituted for it, and all protocols, rules, modalities, guidelines, procedures, ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it.

(b)	The terms of this Agreement shall be interpreted in a manner that is consistent with the International Rules.

(c)	The Schedules to this Agreement are an integral part hereof.

(d)	The headings of the Articles and Sections are inserted for convenience of reference only and do not affect the interpretation of this Agreement.

ARTICLE II

Conditions Precedent

Section 2.01 Conditions Precedent

The rights and obligations of Delivery and Payment of CERs are conditional upon each of the following occurring:

(a)	the grant of all necessary Consents and such Consents being in full force and effect;

(b)	the Seller has provided the Buyer with a signed statement of Modalities of Communication with the Executive Board and the UNFCCC secretariat confirming that the Buyer will be the Sole Focal Point for all communications with the Executive Board before the Project being submitted for Registration;

(c)	the Project to be Commissioned and operational;

(d)	The first CPA (Oti Sanitary Landfill) has achieved Commissioning by 1 December 2012 and is capable of generating CERs;

(e)	The second CPA has achieved Commissioning by 1 December 2013 and is capable of generating CERs;

(f)	At least two CPAs (including Oti Sanitary Landfill) have been included in the Project by 1 December 2013;

(g)	the Project to be positively Validated and successfully Registered;

(h)	the Buyer to be authorised by the DNA of the Netherlands to participate in the Project;

(i)	the Host Country to issue the Letter of Approval which shall include the Buyer as a Project Participant; and

(j)	the Buyer has obtained all internal approvals from its board of directors, for which it will use its reasonable efforts to obtain promptly after this Agreement is executed.

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Section 2.02   Waiver

The conditions set forth in Section 2.01 sub-sections a - j (inclusive) are for the benefit of, and may only be waived or deferred by, the Buyer.

Section 2.03    Date for fulfilling conditions

If not all conditions set forth in Section 2.01 sub a, b, c, d, g, h and i have been satisfied (or waived) by the Buyer before 1 December 2012,or, if the conditions set forth in Section 2.01 sub sub e and f have not been satisfied (or waived) before, 1 December 2013, this Agreement shall not become binding and enforceable. If the condition in Section 2.01 sub j has not been satisfied (or waived) by the Buyer 2 months after the Date of this Agreement, this Agreement shall not become binding and enforceable. Following non-fulfillment of any conditions precedent under this section, the Parties will have no further rights or obligations under this Agreement, unless as otherwise provided in this Agreement.

Section 2.04    Progress report

The Seller shall provide a report every 60 calendar days following the date of this Agreement or at such other time as the Buyer may reasonably request, setting out the Seller’s progress toward fulfilling the conditions precedent set forth in Section 2.01 and relevant actions taken or events occurring since the latest such report and a statement of reasonable expectations as to whether and when each such condition precedent that has not yet been fulfilled will be fulfilled.

ARTICLE III

Purchase and Sale and Inclusion of Additional CPAs

Section 3.01   Purchase and Sale of Certified Emission Reductions

The Seller agrees to sell and deliver to the Buyer and the Buyer agrees to purchase and accept from the Seller the Delivery Amount of Contract CERs. All Contract CERs to be Delivered under this Agreement shall be net of the Adaption Share of Proceeds.

Section 3.02   Eligibility and Equivalent Rate

Each individual CER shall be eligible under the EU-ETS and for the Buyer’s compliance purposes under the EU-ETS shall be required to be equivalent to one EUA. If an exchange rate for CERs vis-à-vis EUAs is introduced under the International Rules, indicating the amount of CERs necessary to qualify as the equivalent of one EUA for Buyer’s compliance purposes under the EU-ETS (the “EUA Equivalent Rate”), the purchase price for CERs will be determined by dividing the Unit Price by such EUA Equivalent Rate.

Section 3.03   Purchase and Sale of Non-Eligible ERs

(a)	If the CERs generated by the Project are not eligible under the EU-ETS for the Buyer’s compliance purposes, the Seller grants the Buyer the right, but not the obligation, to purchase any Non-Eligible ERs.

(b)	The Buyer may exercise its right to purchase such Non-Eligible ERs for all or part of the Non-Eligible ERs issued or to be issued in respect of the Project by serving the Seller an exercise notice.

(c)	The Parties agree that all terms and conditions, procedures and any remedies regarding any purchase of Non-Eligible ERs pursuant to this Section 3.03 will be analogous to the terms and conditions, procedures and remedies applicable to the purchase of CERs as set out under this Agreement (except for the Unit Price as provided for in Schedule 3). For purpose of this Section 3.03 all references to “CER” in this Agreement shall be deemed references to Non-Eligible ERs and all terms and conditions in this Agreement applicable to CERs (except for the Unit Price) shall be read and construed accordingly.

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(d)	In the event that the Buyer does not exercise its right to agree to purchase all the Non-Eligible ERs then the Seller may sell the Non-Eligible ERs to a third party buyer.

Section 3.04 Delivery Amount

During the Delivery Period the Seller shall have the Project generate the Delivery Amount set out in Schedule 3 and have Contract CERs corresponding to these GHG Reductions issued and Delivered to the Buyer at the given Delivery Date according to Schedule 3.

Section 3.05 Delivery to a Third Party

(a)	If CERs generated through the Project are Delivered to a Third Party other than Buyer or Buyer’s designated party ("Unauthorised Transfer"), then in addition to Buyer’s remedies provided under this Agreement, the Seller shall pay mark to market damages per CER to Buyer as liquidated damages (“Buyer’s Replacement Costs").

(b)	As soon as the Buyer becomes aware of an actual Unauthorised Transfer it may, at its absolute discretion and by notice to the Seller calculate and require the Seller to pay to it Buyer’s Replacement Costs within 20 Business Days of that notification.

(c)	Buyer’s Replacement Costs shall be calculated as the sum of:

(i)	an amount equal to the product of:

(a)	the Market Spot Price less the Unit Price; and

(b)	the Unauthorised Transfer Amount; plus

(ii)	the amount of such reasonable costs and expenses which the Buyer incurs in respect of the Unauthorised Transfer Amount (including broker fees, recovery costs, commissions and legal fees), plus

(iii)	an administrative fee of EUR 1.50 for each undelivered Contract CER.

Section 3.06 Inclusion of additional CPAs

(a)	The Seller shall notify the Buyer in writing if they wish to add an additional CPA to the Project. Such notification shall include detailed information about the CPA and the estimated delivery amount per year for the additional CPA. Schedule 4 sets out a non-exhaustive list of additional CPAs to be included in the Project.

(b)	Upon receipt of the notification, the Buyer shall have 60 Business Days to approve the additional CPA. If the Buyer approves the additional CPA, the Parties shall sign a written confirmation, which shall be attached as Schedule 5 to this Agreement (the “Confirmation Schedule”). The Confirmation Schedule shall include condition precedents regarding the positive outcome of the Environmental Impact Assessment and a schedule regarding annual and total expected Delivery Amount.

(c)	Upon signature of the Confirmation Schedule and fulfilment of the conditions precedents, the CPA will be included in the Project and all references to the Project in this Agreement will be deemed to be a reference to the Project including the additional CPA.

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(d)	All communication under this Section 3.06 shall be in writing and it will be in the Buyers sole discretion to approve or not approve an additional CPA as part of the Project. No additional CPA shall be approved unless the Buyer has expressed its approval in the Confirmation Schedule.

(e)	The cost in relation to additional CPAs is set out in Section 4.04 and Schedule 2.

(f)	If the Buyer rejects an additional CPA, the Seller shall be at liberty to Commission such CPA and sell and deliver its CERs to another purchaser without having to make any accounting to or grant any participation to the Buyer in any revenues or CERs from such CPA except to the extent that the Buyer has made a direct payment for the CPA-DD in respect of such CPA and as described in sub-paragraph (f) below. In the case where the Buyer made a payment in respect of such CPA, the Seller will reimburse the Buyer 100% of such costs out of the proceeds it receives from the sale of the CERs of such CPA.

(g)	In addition, the Seller will use its reasonable endeavours to comply with any requirements to be imposed by the DOEs retained by the Parties hereto to provide validation and verification services in order to enable such DOEs to fulfil their contractual obligations in respect of those CPAs that the Seller has accepted.

ARTICLE IV

Price and Payment

Section 4.01 Unit Price

The Buyer shall pay the Seller the Unit Price as set out in Schedule 3.

Section 4.02 Payment for CERs

(a)	The Payment shall be equal to the sum of the number of the Delivered Contract CERs multiplied by the Unit Price.

(b)	The Buyer agrees to pay in accordance with the terms of this Agreement the Payment within 20 Business Days after receipt of the invoice from the Seller (such invoice to be issued after Delivery).

Section 4.03 Form of Payment

Payments will be made by the Buyer in Euros to the Seller’s Cash Account or to the order of the Seller.

Section 4.04 Costs and Payment for Project costs

(a)	Schedule 2 sets out the payment schedule and which Party (the Seller or the Buyer) will bear the costs and expenses in connection with the Project and any additional CPAs including but not limited to Environmental Impact Assessment, Validation, Registration, Verification and PoADD drafting (a “Cost Item”). In the event that Schedule 2 does not arrange for certain costs and charges to be paid by the Seller or the Buyer or in the event that the cost for a Cost Item exceeds the Maximum Cost (as indicated in Schedule 2), these costs shall be for the account of the Seller.

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(b)	To the extent that it is stipulated in Schedule 2 that the relevant costs and expenses are to be refunded by the Seller to the Buyer, the payments made by the Buyer in view of these costs and expenses are to be considered as an Advance Payment. The Advance Payment shall be evidenced with a copy of the relevant invoices and will be deducted from the payments of CERs due by the Buyer to the Seller from the Deliveries of Contract CERs. [redacted]. Notwithstanding the above, if all or part of the Advance Payment made within two (2) years from the date of this Agreement have not been deducted from such payments of CERs during such two-year period, then the Seller shall automatically and promptly reimburse the remaining Advance Payment to the Buyer within five (5) Business Days after notification from the Buyer to do so. In addition, in case of termination of the Agreement following an Event of Default where the Seller is the defaulting party or an Event of Gross Negligence, Fraud or Wilful Misconduct in accordance with Section 12.01 or a Force Majeure in accordance with Section 14.03, the Seller shall reimburse to the Buyer the Advance Payment.

(c)	Schedule 2 also sets out when a Party shall pay the cost or expense (“Payment Milestone”) as mentioned in Section 4.04 (a). Upon a Payment Milestone, the Paying Party shall pay the cost by wire transfer to the party’s (as indicated in Schedule 2) bank account on the thirtieth (30th) Business Day following the end of the calendar month during which the Payment Milestone occurred. The payment is subject to receipt of the corresponding invoice (being understood that no payment shall be made before expiry of a fifteen (15) Business Days period following receipt of each invoice).

(d)	Notwithstanding Section 4.04 (b), should the outcome of the Environmental Impact Assessment for a CPA be negative, the cost and expenses paid by the Buyer for that CPA shall be repaid by the Seller to the Buyer according to the payment procedure in Section 4.04 (c).

(e)	Each Party will bear its own costs and expenses in connection with the preparation, negotiation and execution of this Agreement.

(f)	The Seller will pay the Administrative Share of Proceeds for all CERs Delivered.

Section 4.05 Taxes

Any Taxes that may be payable with regard to (i) the Project and (ii) the sale, purchase and transfer of CERs on or before Delivery of CERs pursuant to this Agreement shall be borne by the Seller. Any Taxes arising after Delivery of CERs shall be borne by the Buyer.

ARTICLE V

Validation and Registration; Baseline

Section 5.01 Commencement of PoADD and Validation by the Designated Operational Entity

The Seller shall commence the preparation of the PoADD and first CPA within fifteen (15) business days from the date hereof and shall select and contract with a DOE to undertake Validation of the Project in mutual agreement with the Buyer and evidenced by a written approval in the form of a notice sent by the Buyer to the Seller.

Section 5.02 Validation and Registration

(a)	The Seller shall prepare the Programme of Activities Design Document, including the Baseline Study, and submit the Programme of Activities Design Document in English and any supporting documents as meant in paragraph 37 of Decision 17/CP.7 of the Marrakesh Accords and any other relevant International Rules to the DOE for Validation in mutual agreement with the Buyer and evidenced by a written approval in the form of a notice sent by the Buyer to the Seller.

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(b)	The Seller shall, after the written approval of the Buyer (in the form of a notice sent by Buyer to the Seller) instruct the DOE to submit a request for Registration to the Executive Board in the form of a Validation Report. In the event that (i) the DOE determines that the Project does not meet Validation requirements, or (ii) the Executive Board does not accept Registration of such Project, then the Seller shall make appropriate revisions and resubmit such Project for Validation and subsequent Registration if requested by the Buyer by a written notice.

Section 5.03 Baseline

In the event that a renewal of the Baseline is required by the International Rules at any time, the Seller shall arrange for such renewal of the Baseline if requested by the Buyer by a written notice.

ARTICLE VI

Monitoring Plan

Section 6.01 Monitoring Plan

The Seller shall:

(i)	fully implement the Monitoring Plan according to the requirements of the UNFCCC no later than the date of Commissioning;

(ii)	install, operate and maintain the facilities and equipment, and employ and train staff, necessary for gathering all such data as may be required by the Monitoring Plan;

(iii)	establish and maintain data measurement and collection systems for all indicators listed in the Monitoring Plan;

(iv)	observe, implement and meet all other requirements contained in the Monitoring Plan, in particular those pertaining to environmental and social performance and operational management systems; and

(v)	ensure the Project is maintained and prepared to allow for Verification and Certification as required by the Monitoring Plan.

Section 6.02 Monitoring Report

(a) Each Year the Seller shall, within 30 calendar days after the end of that Year and prior to sending it to the DOE provide the Buyer with a Monitoring Report; and

(b) The Seller will provide the Buyer every 3 months with a report on the status of the Project and expected CER production on an informal basis.

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Section 6.03 Amendments to Monitoring Plan

The Buyer and Seller may introduce amendments to the Monitoring Plan:

(a)	when such amendments are necessary to reflect any guidelines for Monitoring, Verification and reporting under International Rules;

(b)	when such amendments appear warranted by concerns identified by the DOE; or

(c)	in the event that a renewal of the Project Baseline in accordance with the provisions of Section 5.03 leads to an outcome which is substantially different from that in the Verification Report.

(d)	The Seller will pay the cost of any post-registration physical changes and/or revisions in Monitoring Plan formats and reporting as required and any post-registration DOE related costs necessary for any possible re-Validation if this is required by the UNFCCC or the DOE that carries out the Verification of the Monitoring Reports.

ARTICLE VII

Initial Verification, Verification and Certification

Section 7.01   General Requirements

All GHG Reductions generated by the Project, until the end of the term of this Agreement, shall be subject to (possible) Initial Verification, Verification and Certification by a DOE in accordance with and subject to the provisions of this Section 7.

Section 7.02    Designated Operational Entity

Subject to the Buyer’s written approval, the Seller shall contract with and instruct the DOE to undertake the (Initial) Verification and Certification of the GHG Reductions.

Section 7.03    Initial Verification

(a)	At least 30 days prior to the Commissioning of the Project, the Seller shall notify the Buyer in writing of the expected Project Commissioning Date.

(b)	If requested by the Buyer, the Buyer shall instruct the DOE to carry out the Initial Verification on the Project.

(c)	In the event that the Initial Verification Report indicates that the Project is not in compliance with the International Rules on monitoring requirements and, in the opinion of the DOE, there is no reasonable prospect of such compliance being obtained within a further 6 months then the Buyer may terminate this Agreement by giving notice to the Seller.

Section 7.04 Verification and Certification

(a)	Subject to the Buyer’s approval, the Seller shall instruct and contract with a DOE to undertake the Verification and Certification of the GHG Reductions in each Year within 15 calendar days after receipt by the Buyer of the Monitoring Report.

(b)	In the event that there is a discrepancy between the Monitoring Report and the Verification Report, the Verification Report shall prevail.

ARTICLE VIII

Project Operation and Management

Section 8.01 Project Operation and Management

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The Seller shall:

(a)	carry out the Project with due diligence and efficiency and in conformity with appropriate administrative, financial, engineering and environmental practices and all other relevant requirements of this Agreement including without limitation the requirements of Section 6.01;

(b)	carry out the Project in accordance with the applicable International Rules;

(c)	at all times operate and maintain its plant, machinery, equipment and other property, and from time to time, promptly as needed, make all necessary repairs and renewals thereof, all in accordance with sound engineering, financial and environmental practices and the requirements of Section 6.01;

(d)	satisfy any obligations in respect of applications for all Consents and authorisations required by applicable law to implement, operate and maintain the Project;

(e)	keep the Project insured in accordance with applicable law and prudent industry practice, which may be in the form of self-insurance; and

(f)	be responsible of informing the Buyer about additional CPAs and act as a CME pursuant to the International Rules.

ARTICLE IX

Certified Emission Reductions

Section 9.01   Authorisation

The Buyer shall be nominated as sole Focal Point.

Section 9.02   General Communication

The Parties agree that the Buyer shall become Project Participant and the sole Focal Point for all communications with regard to the Project with the Executive Board and the UNFCCC Secretariat; in particular with regard to instructions regarding allocations of CERs upon Issuance of CERs. Nevertheless, all communications from the Focal Point to the Executive Board shall be copied to the Seller. All communications received from the Executive Board shall be forwarded to the Seller by the Buyer. Any Executive Board communications sent or received by the Seller concerning the Project shall be forwarded to the Buyer within two weeks after sending the communications to or receiving the communications from the EB.

Section 9.03   Establishment of Account

The Seller shall, if directed by the Buyer, establish an account to hold CERs.

Section 9.04   Delivery of CERs

Delivery of CERs under this Agreement takes place upon receipt of CERs into the Buyer's Account.

Section 9.05   Transfer of Legal Title

The entire legal and beneficial title to the Contract CERs will pass to the Buyer upon Delivery whereby transfer of risk shall take place, except that, in the event of Transfer System Failure, the entire legal and beneficial title to Contract CERs will be deemed to pass to the Buyer on receipt of the relevant Certification Report by the CDM Executive Board.

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ARTICLE X

Representations and Warranties

Section 10.01 Seller Representations

The Seller represents and warrants to the Buyer in each of the following terms as at the date of this Agreement and at the Project Commissioning Date:

(a)	The Seller is duly organised and validly existing under the laws of Israel and is qualified to conduct its business in the Host Country;

(b)	The execution, delivery and performance of this Agreement are within its powers, have been duly authorised by all necessary action and do not violate or conflict with or require any consent or waiver under any of the terms or conditions in its governing documents or any material contract to which it is a party or by which any of its assets are bound or affected, or any law, rule, regulation, order, statement of claim, judgment, decree or other legal or regulatory determination applicable to it;

(c)	All Consents necessary for:

(i)	the Seller to perform their obligations under this Agreement; and

(ii)	the conduct of the business of the Seller and the construction, maintenance and operation of the Project, have been obtained and are in full force and effect. As of the Project Commissioning Date, the Seller has not received any notice of violation of any material Consents relating to the Project;

(d)	This Agreement constitutes legal, valid and binding obligations of the Seller enforceable in accordance with its terms;

(e)	There are no Bankruptcy Proceedings pending or being contemplated by the Seller or, to its knowledge, threatened against the Seller;

(f)	There are no claims, actions, proceedings or investigations pending or, to the Seller knowledge, threatened against or relating to the Seller before any competent authority that may materially adversely affect its ability to perform this Agreement;

(g)	The Seller is not subject to any judgment, rule, order, statement of claim, injunction or decree of competent authority that materially adversely affects its ability to perform this Agreement;

(h)	This Agreement, the execution and delivery of this Agreement and the fulfillment and compliance with the terms of this Agreement by the Seller will not materially conflict with any of, or require the consent of any person under, any loan or security agreement, or other material agreement to which the Seller is a party;

(i)	All information regarding the Project delivered from the Seller to the Buyer is true and accurate;

(j)	All Projects should have all governmental permits and approvals according to the Host Country laws and regulations, which means that the licenses and permits necessary for construction and development have been obtained;

(k)	The Seller shall not, during the term of this Agreement, enter into any contract or accept any obligation inconsistent or incompatible with its obligations under this Agreement;

(l)	The Seller has all unencumbered rights, title and interest to all CERs generated by the Project;

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(m)	The Seller has not sold, will not sell, transferred, assigned, licensed, disposed of, granted or otherwise created any interest or encumbrances in the CERs, to any Third Party; and

(n)	The Seller embraces the UN Global Compact's ten principles (http://www.unglobalcompact.org/aboutthegc/thetenprinciples/index.html) in the conduction of its businesses and the Project in particular.

Section 10.02   Buyer Representations

The Buyer represents and warrants to the Seller in each of the following terms as at the date of this Agreement and at the Project Commissioning Date:

(a)	It is duly organised and validly existing under the laws of The Netherlands and is qualified to conduct its business in The Netherlands;

(b)	The execution, delivery and performance of this Agreement are within its powers, have been duly authorised by all necessary action and do not violate or conflict with or require any consent or waiver under any of the terms or conditions in its governing documents or any material contract to which it is a party or by which any of its assets are bound or affected, or any law, rule, regulation, order, statement of claim, judgment, decree or other legal or regulatory determination applicable to it;

(c)	This Agreement constitutes the legal, valid and binding obligations of the Buyer enforceable in accordance with its terms;

(d)	There are no Bankruptcy Proceedings pending or being contemplated by it or, to its knowledge, threatened against the Buyer;

(e)	There are no claims, actions, proceedings or investigations pending or, to the Buyer’s knowledge, threatened against or relating to the Buyer before any competent authority that may materially adversely affect its ability to perform this Agreement;

(f)	The Buyer is not subject to any outstanding judgment, rule, order, statement of claim, injunction or decree of competent authority that materially adversely affects its ability to perform this Agreement; and

(g)	This Agreement, the execution and delivery of this Agreement and the fulfillment and compliance with the terms of this Agreement by the Buyer will not materially conflict with any of, or require the consent of any person under, any loan or security agreement, or other material agreement, to which the Buyer is a party.

ARTICLE XI

Failure to Generate or Transfer the Delivery Amount

Section 11.01   Production Failure or Transfer Failure

Should the Seller know, or reasonably anticipate, at any point in time that there will be or has been a Production Failure or a Transfer Failure in respect of any given Year, then the Seller shall immediately give a notice to the Buyer advising the Buyer of this existing or anticipated failure. The notice must include the following information:

(i)	details as to the Seller's failure (or anticipated failure, as the case may be) to generate the Delivery Amount or to have the requisite number of CERs Delivered to the Buyer;

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(ii)	the total shortfall of GHG Reductions;

(iii)	the likely delay before the shortfall can be recovered and the extent to which the Delivery Amount for the subsequent Year is to be affected; and

(iv)	any other details requested by the Buyer, which is related to the performance of the Agreement.

ARTICLE XII

Rights in the Event of Gross Negligence, Fraud or Wilful Misconduct

Section 12.01  Rights in the Event of Gross Negligence, Fraud or Willful Misconduct

Where a Production Failure or Transfer Failure occurs as a result of the Seller’ Gross Negligence, Fraud or Wilful Misconduct, then the Buyer shall be entitled to terminate the Agreement, and;

(i)	the Seller shall be liable for the Buyer’s Replacement Costs; and
(ii)	recover from the Seller any Advanced Payment pursuant to Section 4.04 and Schedule 2 in connection with the Project, which have been paid by the Buyer.

ARTICLE XIII

Events of Default

Section 13.01   Events of Default

(a)	The occurrence at any time with respect to a Party of any of the following events constitutes an Event of Default with respect to such Party:

(ii)	the Party fails to pay when due any amount payable by it (under this Agreement and such failure is not remedied within ten (10) Business Days after written notice of such failure is given to such Party;

(iii)	the Party fails to comply in any material respect with or perform in any material respect any of its other obligations under this Agreement other than the events that are specifically and expressly covered elsewhere in this Section 13.01 and (if it is capable of remedy) such failure is not remedied to the reasonably satisfaction of the other Party within ten (10) Business Days after written notice of such failure is given to the Party by such other Party;

(iv)	any representation or warranty made or repeated or deemed to have been made or repeated by the Party in this Agreement proves to have been incorrect of misleading (in any material respect when made or repeated or deemed to have been made or repeated);

(v)	the commencement of Bankruptcy Proceedings in respect of the Party;

(vi)	the Seller fails to maintain all necessary Consents in respect of the Project or the performance of its obligations under this Agreement or fails to comply with all applicable laws;

(vii)	in respect of the Seller, the failure to notify the Project Commissioning Date;

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(viii)	the dissolution or liquidation of the Seller or changes in the ownership structure of the Seller in a manner that detrimentally affects its ability to carry out the Project in the reasonable opinion of the Buyer;

(ix)	in respect of the Seller, the DOE determines during Verification that the Project does not comply and cannot be made compliable with the requirements of the International Rules;

(x)	material delay in the construction of the Project (i.e. by more than 6 months) or other materially adverse change in the status of the Project construction or delay in the commencement of initial operations; or

(xi)	Project Commissioning Date delayed by more than 12 months.

(b)	If the Event of Default is Delivery to Third Parties, the remedies under Section 12.01 (Rights in the Event of Gross Negligence, Fraud or Wilful Misconduct) will be applicable.

ARTICLE XIV

Termination

Section 14.01   Suspension on Default

Upon the occurrence of any Event of Default or at any time thereafter while such Event of Default subsists, the non-defaulting Party may by notice to the defaulting Party suspend performance of its obligations under this Agreement. If, prior to the exercise of rights under Section 14.02, such Event of Default is remedied, the notice served under this Section 14.01 shall be deemed to be withdrawn automatically.

Section 14.02   Termination on Default

Upon the occurrence of an Event of Default or at any time thereafter while such Event of Default subsists (subject to any applicable grace period), the non-defaulting Party may terminate this Agreement ten (10) Business Days after the giving of written notice to the defaulting Party of its intention so to terminate.

Section 14.03    Non-Default Termination

The Seller or Buyer may terminate this Agreement on or at any time after the occurrence of any of the following events:

(a)	the Seller’s or Buyer's obligations under this Agreement being suspended by reason of (i) an event of Force Majeure (other than Physical Force Majeure) continuing for more than 150 consecutive calendar days or for more than 180 calendar days in any Year or (ii) an event of Physical Force Majeure continuing for a period in excess of 180 calendar days in any Year; or

(b)	a change in law that renders the Agreement illegal or unenforceable or results in a Party becoming unable to perform its obligations under this Agreement (except to the extent that the Parties agree to amend this Agreement pursuant to Section 15.09).

The Seller or Buyer may terminate this Agreement on or at any time after the occurrence of the following event:

(c)	the Authorising Annex I Party withdraws from the Kyoto Protocol or revokes its Authorisation for the Buyer with respect to the Project and the Buyer fails, prior to the next scheduled Delivery Date, to obtain Authorisation from another Annex I Party with respect to the Project that would allow it to take Delivery of the CERs or on that scheduled Delivery Date.

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Section 14.04   Cost on Default

Upon the occurrence of an Event of Default in respect of the Seller or at any time thereafter while such Event of Default subsists, the Buyer has the right to require the Seller to reimburse the Seller any cost and expenses pursuant to Section 4.04 and Schedule 2 in connection with the Project, which has been paid by the Buyer.

Section 14.05    Automatic Termination

This Agreement shall terminate automatically on the Expiry Date.

ARTICLE XV

Miscellaneous Provisions

Section 15.01  Amendments to the Agreement

Except as otherwise provided herein, this Agreement may not be amended except by a written agreement executed between the Parties.

Section 15.02  Confidentiality

The Parties shall treat the terms of this Agreement and all information provided under or in connection with it (collectively, “Confidential Information”) as confidential and may not either disclose Confidential Information or use it other than for bona fide purposes connected with the Agreement without the prior written consent of the other Party, except that consent is not required for disclosure to:

(a)	directors or employees of a Party, as long as they in turn are required by that Party to treat the Confidential Information as confidential in favour of the other Party on terms substantially the same as those set out in this Section 15.02;

(b)	persons professionally engaged by a Party, as long as they (i) are subject to statutory professional secrecy rules or similar legal concepts under applicable law, or (ii) in turn are required by that Party to treat the Confidential Information as confidential in favour of the other Party on terms substantially the same as those set out in this Section 15.02;

(c)	the extent legally required by any government, agency or regulatory authority having jurisdiction over that Party (it being understood that Seller is subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, and, as such, is permitted to make disclosure of information required thereunder);

(d)	any bank, other financial institution or rating agency to the extent required in relation to the financing of a Party’s business activities, as long as the bank or other financial institution or rating agency, as the case may be, is required by that Party to treat the Confidential Information as confidential in favour of the other Party on terms substantially the same as those set out in this Section 15.02;

(e)	the extent required by any applicable laws, judicial process or the rules and regulations of any regulated market or recognised stock exchange;

(f)	any intended assignee of the rights and interests of a Party under this Agreement or to a person intending to acquire an interest in a Party or that Party’s holding company as long as the intended assignee or acquirer in turn is required by that Party to treat the Confidential Information as confidential in favour of the other Party on terms substantially the same as those set out in this Section 15.02;

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(g)	the extent that the Confidential Information is in or lawfully comes into the public domain other than by breach of this Section 15.02; or

(h)	price reporting agencies for the calculation of an index as long as the identity of the other party is not revealed. It must also be a precondition of the disclosure agreement between a Party and the price reporting agency that only the price is released by the price reporting agency and not the identity of either Party.

Section 15.03   Notices

(a)	Any notice, communication, statement, request or correspondence required or permitted under the terms of this Agreement shall be in writing, in the English language (it being understood that any such communication in a language other than English shall be of no force and effect), and shall be delivered personally, or via courier, mail, or facsimile to the address and telecopier numbers provided in Schedule 3.

(b)	Any notice, communication, statement, request or correspondence made or delivered by a Party to the other Party hereunder will only be effective:
(i)	if by way of fax, when received in legible form
(j)	if by way of electronic mail, when it has been delivered to the relevant address; or
(ii)	If by way of letter, when it has been delivered at the relevant address.

Section 15.04 Evidence of Authority

The Parties shall furnish to each other sufficient evidence of the authority of the person or persons who will, on their behalf, take any action of execute any documents required or permitted to be taken or executed by the respective Parties under this Agreement, and the authenticated specimen signature of each such person.

Section 15.05 Assignment

Subject to the following sentence, neither Party may assign or transfer its rights or obligations under this Agreement to any party without the prior written consent of the other Party.

Section 15.06 Survival of Provisions

The respective rights and obligations of the Parties contained within Sections 15.02, 15.03, 15.06, 15.10, 15.11 and 15.12 will survive any termination under this Agreement.

Section 15.07 Execution in counterparts; Language

This Agreement shall be executed in two counterparts in the English language, each of which shall be an original.

Section 15.08 Entire Agreement

This Agreement constitutes the entire agreement and understanding of the Parties with respect to its subject matter and supersedes and extinguishes any representations previously given or made with respect to its subject matter other than those given or made in the Agreement, but nothing in this section 15.08 limits or excludes any liability for fraud in relation to those representations.

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Section 15.09 Severability

If any provision or part of a provision of this Agreement is found by a court, arbitrator or other authority of competent jurisdiction to be void or unenforceable, that provision or part of a provision is to be deemed deleted from this Agreement and the remaining provisions to continue in full force and effect. The Parties shall in this event seek to agree upon a valid and enforceable provision or part of a provision to replace the provision or part of a provision found to be void and unenforceable.

Section 15.10 Governing Law

This Agreement is governed by and to be construed in accordance with the laws of England and Wales.

Section 15.11 Arbitration

The Parties agree that any difference or dispute arising under, out of or in connection with this Agreement that the Parties are unable to settle between themselves is to be resolved by arbitration. Arbitration shall take place in accordance with the Rules of Arbitration of the International Chamber of Commerce applicable at the time of commencement of arbitration and the arbitration shall take place in London. The language of the arbitration shall be English and the number of arbitrators shall be three. The decision of the arbitrators shall be final and binding upon the Parties.

Section 15.12 Waiver of Sovereign Immunity

Each Party hereby irrevocably agrees that, to the extent it or any of its assets or property has or hereafter may acquire any right of immunity as against the other Party or any other Person from any legal proceedings to enforce or collect upon this Agreement or related to any of its other liabilities or obligations in connection with this Agreement or the Project, it hereby expressly and irrevocably waives and agrees not to assert any such immunity.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

Puresphere Ltd.

/s/ Yoav Ben Yehuda, Chairman
16 January 2012

/s/ Shlomi Palas, General Manager
16 January 2012

Vattenfall Energy Trading Netherlands N.V.

/s/ Steven Asplin, Managing Director
16 January 2012

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SCHEDULE 1

DESCRIPTION OF THE PROJECT

Name of the Project (as in the PoADD):	Landfill Gas Programme of Activities in Ghana

Description of the Project:

Capture, destruction and/or utilisation of methane gas formed in and emitted from those landfills in Ghana. As at the date of this Agreement, the Project includes the CPA Oti Sanitary Landfill in Kumasi. The Parties agree that the maximum number of CPAs to be included shall be nine (9) and the inclusion of a new CPA into the Project shall follow the procedure in Section 3.06. It is the intention of the Seller to commence the Project with the Oti Sanitary Landfill in Kumasi followed by the Sofokrom site in Takoradi. The order of inclusion of other sites will be based on commercial factors.

Host Country:	Ghana
Location:

Oti Sanitary Landfill: The landfill is located in Kumasi, Ghana with a postal address of PO Box 1916, Kumasi, Ghana. The landfill’s geo-coordinates are: 6° 41' 0" North, 1° 37' 0" West.

Others: to be communicated later as and when the decision to include them in the Project is made.

Project Commissioning date:	1 December 2012

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SCHEDULE 2

Cost and Expenses

Cost Item	Paying Party	Refunded by the Seller on Delivery	Maximum Cost	Payment Milestone	Payment to
PoADD drafting	☐ Buyer ☐ Seller	☐	TBD	XXX	Seller
Additional CPA drafting	☐ Buyer ☐ Seller	☐	TBD	XXX	Seller
PoADD Validation	☐ Buyer ☐ Seller	☐	TBD	As agreed with DOE	DOE
Registration	☐ Buyer ☐ Seller	☐	TBD	As per UNFCCC	UNFCCC
1st Verification*	☐ Buyer ☐ Seller	☐*	TBD	As agreed with DOE	DOE
Yearly Verifications	☐ Buyer ☐ Seller	☐*	TBD	As agreed with DOE	DOE
Environmental Impact Assessment	☐ Buyer (first two only; all others the responsibility of Seller)	☐*	TBD	To be determined by the Buyer	To be determined by the Buyer

* See Section 4.04 (b)

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SCHEDULE 3

Key Commercial Terms

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Total expected Delivery Amount	in respect of the first CPA (Oti Sanitary Landfill) plus increasing amounts as new cells are added at Oti and new CPAs join the project. The figures for Oti Sanitary Landfill below are only in respect of the existing cells, which is approximately 35% of the landfill. The actual figures will be larger as the new cells are added.

Delivery Date and annual expected Delivery Amount	Year	Annual expected Delivery Amount	Delivery Date
	2012		By March 31, 2013
	2013		By March 31, 2014
	2014		By March 31, 2015
	2015		By March 31, 2016
	2016		By March 31, 2017
	2017		By March 31, 2018
	2018		By March 31, 2019
	2019		By March 31, 2020
	2020		By March 31, 2021

Delivery Period	March 31, 2013 through March 31, 2021 in respect of CERs generated from 2012 through and including 2020.
Contract CERs	100% of the CERs Issued in respect of GHG Reductions generated under the Project during the Delivery Period.
Unit Price	XXX% of the Market Spot Price
Buyer's Account	To be provided in a separate writing
Seller’s Cash Account	To be provided in a separate writing
Address for notices	For the Seller:

Address: Puresphere Ltd.

For the Buyer:

Address: Vattenfall Energy Trading Netherlands N.V.

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Schedule 4

Potential CPAs to Be Included in the Project

It is intended that Takoradi Current and New will be one CPA each and not two separate CPAs. Please see below.

Name of landfill	Size	Timing to Sign with landfill owner	Expected CERs (annual average through 2020)	Notes
Accra 2013	To be determined	Signed in November 2010		This will be the new site to receive 900+ tons of organic waste per day starting in 2013. It will be semi-engineered with cells and international waste management practice. The current plan is to set up a transfer station in Accra to sort and recycle the non-organic component of the waste. The landfill will receive the organic waste only. This site will be suitable for a CDM project in 2017.
Takoradi (current)	5 hectares	Signed in October 2011		Sofokrom is an existing landfill that is closing at the end of 2012. Dumping started in 2007. It has 15 meters average depth. There is on-site recycling of rubber. The site has received an average of 600 tons per day since opening in the beginning of 2007.
Takoradi (new)	10+ hectares	Signed in October 2011		Immediately next to the existing site is a new, engineered landfill site that is going to open in the beginning of 2012. It is designed to receive waste for up to 15 years. It is lined and will be of comparable quality to Oti in Kumasi. It is going to be operated by the same company that is operating Oti and will be operated to the same standard. Every day, the new waste will be compacted and covered. There are 3 phases to the new, engineered site. Each phase has 3 cells. Each phase will last for 5 years. Each cell in the new phase is expected to have a depth of 10 meters when it is closed.

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Tema (new)	10 hectares	August 2011	200 meters away from Tema current site is a new site to be opened in 2012. It is a semi-engineered site and will consist of 8 cells and will receive waste for 9 years. It will be operated by the same company that is operating Oti in Kumasi and the Takoradi sites (above) and, again, to the same standard. It is semi-engineered in that it has everything that Oti has except that it is not expected to be lined. This site has a leachate treatment system.
Saba	4-5 hectares (larger than Oblogo 1 in the study) and 25 meters depth (old limestone quarry)	2012	This is the first of 2 Accra landfill sites receiving waste today. It receives more than 1,000 tons of MSW per day. It will close in 2013. It will be suitable for a CDM project in 2-3 years.
Ablekuma	3-4 hectares (comparable to Oblogo 1 in the site study) and 50 meters deep (it is an old lime-stone quarry)	Signed in June 2011	This is the second of 2 Accra landfill sites receiving waste today. It receives more than 1,000 tons of MSW per day. It will close in 2013. It will become suitable for a CDM project in 3-4 years. This site will have a leachate treatment system installed.
Tamale	To be determined	2012	We are starting negotiations now on this site and are waiting for verified information.

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Oblogo/Mallam	6-7 hectares in an old limestone quarry site and is 30-50 meters deep	Signed in November 2010	This site consists of four separate, but adjacent sites, which, together, received over 1,000 tons of MSW per day for several years.
Nigerian sites	To be determined	2012	Puresphere is traveling to Nigeria in early August 2011 to commence negotiations and work on the various Lagos sites being offered to us.

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Schedule 5

CPA Confirmation Schedule

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